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                                                                    EXHIBIT 23.4



              CONSENT OF STIFEL, NICOLAUS & COMPANY, INCORPORATED


We hereby consent to the summarization of our fairness opinion letter and references to our firm under the caption "THE MERGER - Opinion of Financial Advisor of CF" and to the inclusion of such letter in the Proxy Statement - Prospectus which is part of this Registration Statement on Form S-4 of First Midwest Bancorp, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities and Exchange Commission promulgated thereunder.

STIFEL, NICOLAUS & COMPANY, INCORPORATED



By:  RICK E. MAPLES
     -------------------------------
     Rick E. Maples
     Senior Vice President



October 2, 1995